Exhibit 10.13

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), which is dated as of January 29, 2009, is by and between Borrower and Lender, as those terms are defined below, who, in consideration of the mutual covenants, conditions and agreements herein contained, agree as follows:

ARTICLE 1 DEFINITIONS

1.1. Parties and Basic Terms. The terms set forth below, as used in this Agreement, shall have the meanings given them in this Section.

1.1.1. Borrower and Guarantors.

(a) “Borrower” means: Renfro Properties LLC, a California limited liability company.

(b) “Borrower’s Address” means: 2121 Rosecrans, Suite 3321, El Segundo, California 90245, Facsimile No. (310) 606-5910.

(c) “Borrower’s Counsel” means: Mary Higgins, General Counsel.

(d) “Borrower’s Counsel’s Address” means: Griffin Capital Corporation, 790 Estate Drive, Suite 180, Deerfield, Illinois 60015. Facsimile No. (847) 267-1237.

(e) “Guarantor” means: Kevin A. Shields.

(f) “Limited Guarantor” means: Griffin Capital Corporation.

1.1.2. The Lender.

(a) “Lender” means: Inland Bank & Trust.

(b) “Lender’s Address” means: 2809 Butterfield Road, Suite 310, Oak Brook, Illinois 60523, Attention: Jocelyn Urban, Vice President, Commercial Real Estate. Facsimile No. (630) 684-0420.

(c) “Lender’s Counsel” means: Goldberg Kohn Bell Black Rosenbloom & Moritz, Ltd., Attention: Michael B. Manuel, Esq.

(d) “Lender’s Counsel’s Address” means: 55 East Monroe Street, Suite 3300, Chicago, Illinois 60603. Facsimile No. (312) 332-2196.

1.1.3. The Property.

(a) “Improvements” has the meaning set forth on attached Schedule 1.2 and includes the following: a one (1) story, 565,206 square foot distribution building.

(b) “Land” means: The approximately 1,836,490 square foot parcel of land having a common address of 1702 Springdale Drive, Clinton, South Carolina and being legally described on attached Exhibit A.

1.1.4. The Loan.

(a) “Adjusted Prime Rate” means: A per annum rate equal to the greater of (i) one hundred Basis Points plus the Prime Rate in effect from time to time and (ii) six and one half percent (6.50%). The Adjusted Prime Rate may change as and when the Prime Rate changes, subject to the floor of 6.50%.

(b) “Construction Period” means: The period commencing on the Closing Date and ending on the first to occur of (i) January 31, 2010 and (ii) Completion of the Construction Work.

(c) “Commitment Fee” means: $48,500.

(d) “Default Rate” means: The per annum rate equal to the Interest Rate plus 500 Basis Points.

(e) “Fixed Rate” means: A per annum rate equal to Six and one-half percent (6.5%) per annum.

(f) “Holdback” means: A holdback from the proceeds of Loan A in the amount of $2,000,000.

(g) “Initial Disbursement” means: The first disbursement of the Loan in an amount to be determined by Lender based upon the Loan Budget.

(h) “Interest Rate” means: (i) with respect to Loan A, the Fixed Rate, and (ii) with respect to Loan B the Adjusted Prime Rate. Borrower acknowledges that the Interest Rate shall never be lower than 6.50% per annum on either Loan A or Loan B.

(i) “Loan” means: Collectively, Loan A and Loan B.

(j) “Loan A” means: The loan in the maximum principal sum of Eight Million Dollars ($8,000,000) to be made pursuant to this Agreement.

(k) “Loan B” means: The loan in the maximum principal sum of Five Million Dollars ($5,000,000) to be made pursuant to this Agreement.

(l) “Loan Amount” means: $13,000,000.

(m) “Loan Budget” means: The sources and uses of the Loan attached as Exhibit B.

(n) “Maturity Date” means: January 31, 2012 with respect to Loan A and January 29, 2010 with respect to Loan B.

(o) “Scheduled Payment” means: (i) for Loan A, all Accrued Interest during the Construction Period and commencing on the first Scheduled Payment Date occurring after expiration of the Construction Period a payment of Accrued Interest plus principal calculated by Lender based on a three hundred month level payment amortization schedule; and (ii) for Loan B, all Accrued Interest.

1.1.5. Third Parties.

(a) “Broker” means: Cohen Financial, whose fees shall be paid by Borrower.

(b) “Title Company” means: Chicago Title Insurance Company.

1.2. Additional Definitions. Schedule 1.2 attached to this Agreement sets forth additional defined terms and such terms are hereby incorporated in this Agreement and expressly made a part of this Agreement by this reference.

ARTICLE 2

TERMS OF THE LOAN

2.1. Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth in this Agreement, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, from time to time, such sums as may be requested by Borrower, the total of which shall not exceed the Loan Amount to be used as provided in this Agreement in conformance with the Loan Budget.

2.2. Loan Disbursements.

2.2.1. Disbursement. Upon satisfaction of all conditions set forth in Section 3.1, Lender will make the Initial Disbursement.

2.2.2. Holdback. The Holdback shall be deemed fully disbursed on the Closing Date and shall accrue interest at the applicable Interest Rate notwithstanding that Advances of the Holdback shall, subject to the satisfaction and performance of the applicable terms and conditions, be made after the Closing Date.

2.3. Payments.

2.3.1. Interest and Principal.

(a) The principal balance of the Loan shall bear interest at the applicable Interest Rate. Interest shall accrue on the principal balance of the Loan, from time to time, based on a 360 day year and charged for the actual number of days outstanding. On each

Scheduled Payment Date, Borrower shall pay to Lender the Scheduled Payment. Lender is authorized and directed to apply funds in the Operating Account to pay each Scheduled Payment on or before the applicable Scheduled Payment Date.

(b) Borrower shall pay all Indebtedness, including the entire outstanding principal balances of Loan A or Loan B, as the case may be, all Accrued Interest and all Charges, on the applicable Maturity Date.

(c) Notwithstanding the foregoing, following the occurrence of an Event of Default, interest shall accrue at the Default Rate. Without limitation of the foregoing, all payments, reimbursements and other amounts due from Borrower to Lender under the Loan Documents not paid when due shall bear interest at the Default Rate from the date when due until the date when received by Lender. Acceptance by Lender and payment by Borrower at the Default Rate is not a permitted alternative to the full and timely payment of all amounts due and payable under the Loan Documents and shall not limit or prejudice Lender’s rights and remedies for non-payment.

(d) Borrower shall have the right to prepay the Indebtedness in whole or in part at any time without premium or penalty. If Borrower shall elect to make a prepayment, Borrower shall give no less than 10 days prior Notice to Lender of the date on which Borrower proposes to make such prepayment. If any prepayment made by Borrower is not sufficient to pay the Indebtedness in full, then such prepayment shall be applied to the Indebtedness for Loan A or Loan B, as the case may be, in the inverse order of maturity. No partial payment of either Loan A or Loan B shall operate to defer or reduce the Scheduled Payments next due and payable.

2.3.2. Application of Payments. Except as otherwise specifically set forth in this Agreement, all payments shall be applied to the Indebtedness in such order and manner as Lender may elect.

2.3.3. Place and Manner of Payment. The payment of all amounts due under this Agreement and the other Loan Documents shall be deemed received only when actually received by Lender in Oak Brook, Illinois. At Lender’s option, Lender may accept payments by check or in form other than immediately available funds, but such payments shall be accepted subject to collection and, at Lender’s option, shall be deemed received only when collected. All amounts due from Borrower or any Borrower Party under the Loan Documents shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.3.4. Late Payment Fee. If any Scheduled Payment due on any Scheduled Payment Date is not made within 5 days following such Scheduled Payment Date, Lender, at its option and in addition to any other remedy available to Lender, may impose a late payment fee, which Borrower covenants to pay upon demand calculated at the rate of 5% of the amount of such delinquent payment or deposit. Without limiting the foregoing, any late payment fee shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid upon an Event of Default, including without limitation any other amounts due at the Default Rate.

2.4. Legal Interest.

2.4.1. Savings. In the event the interest or other payments required to be made under the Loan Documents or otherwise, shall at any time be determined by Lender to exceed the Legal Limit, all such sums paid by or on behalf of Borrower exceeding the Legal Limit automatically shall be applied to the Indebtedness, in such order and manner as Lender may elect, but only to the extent that the Legal Limit is violated, or if the Indebtedness has been repaid in full, then such excess shall be refunded to Borrower. In no event whatsoever shall the amount of interest paid or agreed to be paid to Lender pursuant to this Loan Agreement, the Note or any of the Loan Documents exceed the Legal Limit. Neither Borrower nor any guarantor, endorser or surety nor their heirs, legal representatives, successors or assigns shall have any action against Lender for any damages whatsoever arising out of the payment or collection of any amounts that exceed the Legal Limit to the extent such sums are applied or refunded as specified herein, and all such claims and causes of action are hereby indefeasibly waived and released.

2.4.2. Default Interest; Late Payment Fees. Borrower acknowledges that the occurrence of any Event of Default will require Lender to incur additional expense in servicing and administering the Loan, and result in loss to Lender of the use of the money due and impede Lender in meeting its other financial and loan commitments. Borrower further acknowledges that the damages caused thereby will be extremely difficult and impractical to ascertain. Accordingly, Borrower agrees that any late payment fee imposed on Borrower under this Agreement represents the reasonable estimate by Lender and Borrower of a fair compensation for the loss that may be sustained by Lender due to the failure of Borrower to make timely payments, and that the accrual of interest at the Default Rate is a reasonable estimate of the damage to Lender in the event of such default.

2.5. Deposits and Reserves.

2.5.1. Operating and Other Accounts. All accounts of Borrower, including Borrower’s Operating Account shall be maintained with Lender. Borrower has arranged for the Tenant to pay rent by ACH transfer each month directly into the Operating Account. Lender acknowledges that, provided no Event of Default is then continuing, after payment to Lender of any amounts owing under this Agreement or the other Loan Documents, funds remaining in the Operating Agreement shall not be restricted. Borrower shall also cause Guarantor to keep and maintain an amount equal to One Million Dollars ($1,000,000) in one or more deposit accounts with Lender. Such amounts shall not be deemed security for the Indebtedness. Borrower shall deposit all Revenues generated by the Property into the Operating Account. Without limitation of any other provision of this Agreement, as security for the Indebtedness, Borrower hereby grants to Lender a security interest in the Operating Account and any and all other Borrower accounts held by Lender.

The $1,000,000 deposit account maintained by Guarantor shall not be deemed pledged to Lender as security for the Indebtedness.

2.5.2. Cash Collateral. At all times until Loan B has been fully repaid, Borrower shall cause Limited Guarantor to maintain a balance of at least Two Million Dollars ($2,000,000) in the following accounts maintained by Lender:

ACCOUNT NAME	ACCOUNT NO.

1. Griffin Capital the Atrium	120996

2. Griffin Capital Carlsbad	120998

3. Griffin Capital Palomar	121000

4. Griffin Capital Independence	121002

5. Griffin Capital Quantum Foods	121010

6. GC Net Lease REIT Operating Partnership, LP	121016

Said accounts shall constitute cash collateral for the Loan until Loan B has been repaid.

ARTICLE 3

CONDITIONS TO DISBURSEMENTS

3.1. Conditions to Initial Disbursement. Lender’s obligation to make the Initial Disbursement is conditioned upon the completion, satisfaction and delivery of the following, all in form and substance satisfactory to Lender:

3.1.1. Checklist. All items set forth on the Closing Checklist, as the same may be amended from time to time, shall have been delivered to Lender.

3.1.2. Loan Documents. Originals of such promissory notes, mortgages, deeds of trust, guaranties, pledges and other Loan Documents as Lender shall require shall have been executed and delivered to Lender.

3.1.3. Commitment Fee. Borrower shall have paid Lender the Commitment Fee.

3.1.4. Title. The Title Policy shall have been issued to Lender.

3.1.5. Survey. Lender shall have received a current Survey.

3.1.6. Insurance. Lender shall have received evidence of such insurance as Lender may require, together with evidence of the payment of all premiums thereafter then due and payable.

3.1.7. Environmental Reports. Lender shall have received a copy of the Environmental Site Assessment and any other Environmental Report required by Lender.

3.1.8. Zoning. Lender shall have received a property zoning report prepared by The Planning and Zoning Resource Corporation or a similar research firm approved by Lender and, if requested by Lender, letters or other evidence concerning zoning compliance issued the appropriate Governmental Authority.

3.1.9. Engineering Reports. Lender shall have received Engineering Reports.

3.1.10. Lien Search Reports. Lender shall have received search reports satisfactory to it with respect to Uniform Commercial Code financing statements, tax liens, pending suits and judgments pertaining to Borrower, each of Guarantors, conducted by a search firm or firms acceptable to Lender.

3.1.11. Authority. Borrower shall have delivered to Lender, as to each Borrower Party which is an entity, the Organizational Documents pertaining to such Borrower Party.

3.1.12. Opinions of Counsel. Lender shall have received legal opinions from counsel satisfactory to Lender with respect to such matters as Lender may require.

3.1.13. No Material Adverse Change. Lender shall be satisfied that, as of the Closing Date, there shall have been no material adverse changes in the condition of Borrower or any Guarantor, or in the condition of the Property.

3.1.14. Estoppels and SNDAs. Lender shall have received an executed estoppel certificate and a subordination, non-disturbance and attornment agreement from each tenant under the Leases.

3.1.15. Appraisal. Lender shall have received an Appraisal satisfactory to Lender disclosing a value acceptable to Lender.

3.1.16. Financial Statements. Borrower and each Guarantor shall have provided Lender with such financial statements as Lender may require, including without limitation an Operating Budget for the 2009 calendar year.

3.1.17. No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in a Material Adverse Effect upon, the making or repayment of the Loan or the consummation of the transactions contemplated hereby.

3.1.18. Payment of Lender Expenses by Borrower. Borrower shall have paid all Charges then due and payable.

3.1.19. Additional Information. Lender shall have received such other information and documentation with respect to each Borrower Party and its respective Affiliates, the Property and the transactions contemplated herein as Lender may reasonably request.

3.1.20. Site Inspections. Lender shall have performed or caused to be performed on its behalf, on-site due diligence reviews of the Property.

3.1.21. Other Requirements. Borrower shall have complied with such other closing requirements as Lender shall impose.

3.2. Advances of the Holdback. On the Closing Date, the Holdback shall be deemed disbursed for the account of Borrower but shall be deposited into an escrow account with Lender, with interest accruing for the benefit of Borrower, until such time as the tenant of the Property complies with the terms and conditions consistent with the applicable provisions of this Agreement and the other Loan Documents, at which time the Holdback shall be deposited with the Title Company in an interest bearing account, with interest for the benefit of Borrower. Advances of the Holdback shall be available upon satisfaction of the following conditions:

3.2.1. General Conditions. Each Advance shall be subject to satisfaction of each of the following conditions:

(a) Any request for an Advance shall be submitted to Lender not less than ten (10) Business Days prior to the anticipated disbursement date for the Advance, and shall be accompanied by all evidence required to be approved by Lender as a condition to such Advance, including, with respect to the conditions set forth in clauses (d) and (e) below, a certificate from an officer or authorized representative of Borrower approved by Lender stating that said conditions are then satisfied.

(b) Lender shall not be required to authorize more than one Advance during any calendar month.

(c) Lender may require an endorsement to the Title Policy, in form and content satisfactory to Lender, insuring, in effect, that such Advance has the same priority as the Initial Disbursement and that there has been no material adverse change in the condition of title to the Property, including the absence of any Lien or exception which is not a Permitted Exception, since the issuance of the Title Policy.

(d) [Intentionally omitted.]

(e) No Default or Event of Default shall have occurred and be continuing. All representations and warranties set forth in this Agreement and in any other Loan Document shall be true and correct and all Loan Documents shall be in full force and effect.

(f) There shall be no substantial unrepaired damage to the Property by fire or other casualty which is not in Lender’s judgment adequately covered by collectible proceeds of insurance.

(g) All permits, licenses and approvals, including, without limitation, all environmental approvals, necessary for Completion of the Construction Work in compliance with the Construction Documents shall have been issued in form and substance satisfactory to Lender.

(h) Advances shall be subject to contractor retainages, as determined by Lender unless waived by Lender.

(i) The Construction Work when completed in accordance with applicable Construction Documents, will be in compliance with all Applicable Laws and all consents or approvals required from third parties or any Governmental Authorities have been obtained or will be obtained prior to the time that such approvals are required.

(j) Lender’s consultant, if applicable, shall have issued a report dated within ten (10) days’ prior to any requested Advance to the effect that the Construction Work is in substantial compliance with the Approved Plans and other Construction Documents and that the budget for the Construction Work is In Balance.

(k) All materials for which payment has been requested shall have been installed at the Property, or the payment application shall indicate that payment for a deposit for materials is being requested (which request shall be subject to Lender’s approval).

(l) Contractors, subcontractors and materialmen shall have submitted such sworn statements or affidavits and lien waivers as Lender or the Title Company may require.

(m) Borrower shall have obtained or caused its contractors to obtain such insurance and/or dual obligee performance bonds and payment bonds as Lender may require.

3.3. Completion. Upon Completion of the Construction Work, and as a condition to any final Advance or Advance for the payment of retainage requested with respect to the Construction Work, Borrower shall deliver, or cause to be delivered to Lender, the following, each in form and substance satisfactory to Lender:

(a) Certificates of Lender’s consultant, if any, and the general contractor that such Construction Work is Complete.

(b) If the Construction Work affected or altered any matter that would be reflected on a survey, a current survey of the Property, certified by a registered land surveyor, with a certificate in favor of Lender and the Title Company.

(c) Temporary or permanent certificate(s) of occupancy if issued by the jurisdiction, or other evidence acceptable to Lender, together with all other appropriate certificates and other documentation that Lender may require from, and as are customarily issued by, applicable Governmental Authorities, evidencing (i) compliance with all Applicable Laws, except for non-compliance which could not have a Material Adverse Effect, and (ii) that no petitions, actions or proceedings are pending or threatened which could reasonably be expected to materially alter or declare invalid any approvals, consents, permits or certificates for or relating to such Construction Project, or any part thereof.

(d) An estoppel certificate from the tenant at the Property, which shall include a statement from such tenant acknowledging acceptance of such Construction Work.

(e) Intentionally omitted.

(f) Final sworn statements or affidavits and waivers of lien from contractors, subcontractors and materialmen as required by Lender or the Title Company. Waivers of lien conditioned upon payment shall be acceptable if the Title Company can issue insurance satisfactory to Lender on the basis of the same and such waivers are in a form customarily used in the jurisdiction of the Property.

(g) Such other items as Lender may reasonably require.

3.4. Final Advance. After all of the Construction Work has been Completed, provided no Event of Default has occurred, Lender will authorize the Title Company to Advance the remainder of the Holdback to Borrower or at its direction.

3.5. Waiver. Lender may from time to time waive any condition or conditions to Advances without such waiver or series of waivers constituting a course of dealing or any amendment to this Agreement or a prohibition against subsequent imposition of such condition or conditions or a waiver of any default.

3.6. Consultants. At Borrower’s expense, Lender shall have the right to employ an inspecting architect, engineer or consultant with respect to the Construction Work.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties. Borrower represents and warrants that all statements set forth in this Article 4 are true as of the Closing Date and Borrower covenants that Borrower shall cause the same to remain true until all Indebtedness has been paid and all Obligations have been satisfied in full, except to the extent that such representations or warrantees cannot be truthfully remade due to circumstances beyond the reasonable control of Borrower.

4.1.1. The Property.

(a) The use and occupancy of the Property complies with all Applicable Laws and Restrictions, except for matters which, both individually and in the aggregate, do not have a Material Adverse Effect.

(b) Borrower has good, marketable and indefeasible fee simple title to the Land and Improvements and has good and merchantable title to the other Collateral, and such title and interest is free and clear of any lien, claim, restriction, security interest or encumbrance, other than Permitted Exceptions.

(c) The Property is comprised of a single tax parcel, or group of contiguous tax parcels, which is or are separate and apart from any property not owned by Borrower, for real estate tax purposes.

(d) The Property has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between the Property and public streets, and all of the foregoing comply with all Applicable Laws.

(e) No part of the Property has been taken by the power of eminent domain or condemnation nor is any proceeding for such a taking pending, or to Borrower’s Knowledge, threatened.

(f) No part of the Improvements are located within an area designated as a “flood plain”.

(g) The Property complies in all material respects with all Applicable Laws and is in good condition, order and repair in all respects material to its current and intended uses, and to Borrower’s Knowledge, there are no material defects or damage thereto.

(h) Except for the agreements listed on Exhibit C of this Agreement, the Property is not subject to any Material Agreement.

(i) The Rent Roll is true, complete and correct and the Property is not subject to any Leases or other use or occupancy agreements other than the Lease. Except as set forth on the Rent Roll: (i) each Lease is in full force and effect; (ii) each tenant under each of the Leases has accepted possession of and is in occupancy of its respective demised premises, has commenced the payment of rent under its Lease, and has no offset right, claim or defense to the enforcement of its Lease; (iii) all rents due and payable under the Leases have been paid, no rent has been paid for any period more than one month in advance of the due date thereof, and the Rent Roll discloses all unamortized free rent and rent abatements, any unused construction allowances (except as expressly contemplated herein) and unperformed Landlord construction obligations; (iv) the rent payable under each Lease is set forth in the Rent Roll, and there is no claim or basis for a claim by any tenant thereunder for an adjustment to the rent; (v) to Borrower’s Knowledge, no tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrower’s Knowledge, there is no present material default by the tenant under any Lease and no notice of termination has been delivered under any Lease; (vii) all security deposits under the Leases are as set forth on the Rent Roll; (viii) Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of Borrower and the tenant thereunder; (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of a Lease; (xi) none of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof; (xii) neither the Leases nor the Revenues (or any portion thereof) have been assigned or pledged except to Lender; (xiii) no other Person has any interest in any of the Leases except the landlord and the tenant thereunder; and (xiv) no brokerage commissions remain unpaid or will become due and payable with respect to any Lease, including upon any expansion of the premises or any renewal or extension thereof.

(j) To Borrower’s Knowledge there are no pending or proposed special or other assessments for public improvements or other matters affecting the Property, nor, to Borrower’s Knowledge, are there any contemplated improvements to the Property that are likely to result in such special or other assessments.

4.1.2. Ownership Structure, Power and Authority.

(a) Borrower is duly formed, validly existing and in good standing under the laws of the State of its organization and is qualified to do business in the State in which the Property is located. Borrower has no indebtedness for borrowed money other than the Indebtedness.

(b) Each Borrower Party has the requisite authority to execute, deliver and carry out the terms and provisions of this Agreement and the other Loan Documents. This Agreement constitutes, and the Loan Documents and other documents to be executed and delivered pursuant to this Agreement, when executed and delivered pursuant hereto, will constitute, the duly authorized obligations of the party or parties, other than Lender, executing the same.

(c) True and complete copies of the Organizational Documents have been furnished to Lender. No breach exists under the Organizational Documents and no act has occurred and no condition exists or after giving effect to this Agreement and the Loan Documents will exist, which, with the giving of notice or the passage of time, or both, would constitute a breach under or violate the Organizational Documents.

(d) All consents, approvals or authorizations of or declarations, registrations or filings with any Governmental Authority or nongovernmental person or entity, including any creditor, member, partner or shareholder, as applicable of any Borrower

Party, required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents, other than the recordation of the Mortgage and the filing of Financing Statements, have been obtained except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have a Material Adverse Effect on any Borrower Party or the prospect of repayment of the Indebtedness.

(e) No Borrower Party is insolvent and there has been no: (i) assignment made for the benefit of the creditors of any of them; (ii) appointment of a receiver for any of them or for the property of any of them; or (iii) Insolvency Proceeding instituted by or against any of them.

(f) Borrower is not in default under any Material Agreement, except for any default which could not have a Material Adverse Effect on Borrower.

(g) The execution and delivery of the Loan Documents and the performance by Borrower and each Guarantor of their respective obligations under the Loan Documents: (i) do not violate any Applicable Laws; and (ii) do not conflict with, are not inconsistent with, and will not result, in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind which creates, represents, evidences or provides for any Lien, upon any of the assets of Borrower or any Guarantor, or any other indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which Borrower or any Guarantor, is a party or by which Borrower or any Guarantor, may be bound.

(h) Except as set forth on Exhibit D of this Agreement there are no actions, suits or proceedings pending or, to Borrower’s Knowledge, threatened against or affecting Borrower, any Guarantor or the Property before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind, including, without limitation, suits, actions or proceedings under the Racketeer Influenced and Corrupt Organizations Act of 1970, as amended, which could have a Material Adverse Effect on Borrower or any Guarantor.

(i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA; the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans.

(j) None of (i) any Borrower Party; (ii) any person or entity Controlling or Controlled by Borrower or any Guarantor; (iii) any person or entity having a beneficial interest in Borrower or any Guarantor, to the extent not a publicly held entity; (iv) any person or entity for whom Borrower is acting as agent or nominee in connection with this transaction; (v) any of the foregoing persons’ or entities’ partners, members, shareholders or other equity owners and none of their respective employees, officers, directors, representatives or agents; or (vi) to Borrower’s Knowledge, any tenant of the Property, is an OFAC Prohibited Person.

(k) Except for agreements approved by Lender, and in connection with the contribution of the membership interest of Borrower to a real estate investment trust, and the formation and operation of said real estate investment trust, there are no agreements between Borrower and any of its Affiliates or Affiliates of a Guarantor relating to the Property.

(l) No material adverse change has occurred in the operations or financial condition of Borrower or any Guarantor since the date the last financial statements of Borrower were delivered to Lender.

(m) All financial data and statements prepared by or on behalf of Borrower and delivered to the Lender prior to the date hereof (i) are true, complete and correct in all material respects; (ii) accurately represent in all material respects the financial condition or operating results, as applicable, of Borrower or the applicable Guarantor or the Property as of the date of such reports; and (iii) have been prepared in accordance with accounting principles consistently applied.

(n) Borrower and each Guarantor have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and have paid all amounts of taxes shown thereon to be due (including interest and penalties) and all other taxes (including personal property taxes, intangible fees, assessments and other governmental charges or taxes) owing (or necessary to preserve any Liens in favor of the Lender) by Borrower and Guarantors, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained.

(o) Neither Borrower nor any Affiliate of Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(p) Borrower (i) has obtained all Licenses required as of the Closing Date by, and accomplished all filings, notifications, registrations and qualifications with (or obtained exemptions from any of the foregoing from), and (ii) will obtain, during the course of Completing the Construction Work, all Licenses, and accomplish all filings, notifications, registrations and qualifications with (or obtain exceptions from any of the foregoing from), all applicable Governmental Authorities to properly and legally own, develop, construct, manage and operate the Property and to conduct its business. All Licenses are or will be, valid and in full force and effect, and are not, or will not be, subject to any pending or, to Borrower’s Knowledge, threatened, administrative or judicial proceeding to revoke, cancel or declare any of such Licenses invalid. Borrower is not in default or violation with respect to any of the Licenses in a manner that could have a Material Adverse Effect, and no event has occurred which constitutes, or, to Borrower’s Knowledge, with due notice or lapse of time or both may constitute, a default by Borrower under, or a violation of, any of the Licenses that could have a Material Adverse Effect.

4.1.3. Regulation U. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purpose prohibited by Applicable Laws or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.4. Environmental Matters.

(a) Except as disclosed in the Environmental Reports, the Property complies with all Environmental Laws.

(b) Except as disclosed in the Environmental Reports, no spill, release or discharge of any Hazardous Substances has occurred on or about the Property, nor is there any threat of a spill, release or discharge.

(c) Except as disclosed in the Environmental Reports Borrower has not used the Property, nor permitted the Property to be used, for the treatment, storage or disposal of any Hazardous Substance, and, to Borrower’s Knowledge, no such use of the Property was made by any predecessor in interest or any other individual or entity.

(d) There is no Environmental Claim pending or, to Borrower’s Knowledge, threatened.

(e) No Liens are presently recorded with the appropriate land records under or pursuant to any existing Environmental Law with respect to the Land or the Improvements and, to Borrower’s Knowledge, no Governmental Authority has commenced taking or is in the process of taking any action to subject the Land and the Improvements to Liens under any existing Environmental Law.

4.2. Reliance Upon Representations and Warranties. All representations and warranties made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower or any Guarantor or any Authorizing Entity shall be true and correct when made and shall be deemed remade upon each request for an Advance (unless Lender is notified in writing as to any respects in which such representations and warranties are no longer true as of the date of the notice) and shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, and shall survive the making of the Initial Disbursement and each Advance. Borrower acknowledges that the Initial Disbursement and each Advance is intended to be made by Lender in reliance upon the performance of all of the terms and conditions contained herein and upon the continuing truth and accuracy of the representations, warranties, acknowledgments and agreements herein contained or otherwise made in writing to Lender. If, due to circumstances beyond the control of all Borrower Parties, any representation or warranty becomes untrue after any date when such representation was made or last deemed remade, and provided that Borrower promptly notifies Lender of the manner in which any representation or warranty is no longer true, such change of circumstances shall not, in and of itself (and without excusing Borrower from any covenants hereunder), constitute an Event of Default, provided further that the continued truth and accuracy of all representations and warranties set forth herein shall be a condition to all Advances.

ARTICLE 5

COVENANTS

5.1. Provisions Relating to Covenants. Borrower shall perform the following covenants, fully and faithfully, at all times until the Indebtedness has been paid in full and all Obligations fully satisfied.

5.1.1. Financial Reports.

(a) On or before March 31st of each calendar year, Borrower shall furnish Lender with (i) Borrower’s annual income statement for the Property showing all Revenues, real estate taxes and items of operating expense, capital expenditures and reserves (including a comparison of the actual results to the Operating Budget), and (ii) an annual rent roll, all for the preceding calendar year. On or before April 15 of each calendar year, Borrower shall either deliver to Lender a copy of its federal and state tax returns for the preceding calendar year or provide Lender with evidence that extensions have been obtained.

(b) On or before October 15th of each calendar year, Borrower shall cause each Guarantor who is an individual to furnish to Lender (i) such Guarantor’s personal financial statement for the preceding calendar year and (ii) a copy of such Guarantor’s federal and state tax returns for the preceding calendar year.

(c) On or before October 15th of each calendar year, Borrower shall cause each Guarantor which is an entity to furnish Lender with (i) such Guarantor’s business financial statement (prepared on a compiled basis) for the preceding calendar year and (ii) a copy of such Guarantor’s federal and state tax returns for the preceding calendar year.

(d) All statements shall be prepared in accordance with commercially sound accounting principles consistently applied and otherwise in form specified by Lender, except for personal financial statements which Lender may require to be on a form specified by Lender. Statements pertaining to Borrower or the Property shall be certified by Guarantor of Borrower as being true, correct and complete. Borrower shall cause statements pertaining to any Guarantor who is an individual to be certified by such Guarantor and any statement pertaining to any Guarantor which is an entity to be certified by an officer of such entity, as the case may be, as being true, correct and complete. In the event that Borrower fails to comply with the requirements set forth above, Lender shall have the right to have Borrower’s books and records audited by an independent certified public accountant at Borrower’s sole cost and expense. Lender and its designated agents shall have the right to inspect Borrower’s books and records with respect to the Property at all reasonable times. In the event of a foreclosure of the Mortgage, all of Borrower’s books and records maintained in connection with the Property shall be made available to the successful bidder at the foreclosure sale for inspection and copying for a period of not less than 3 years following said sale.

5.1.2. Impositions.

(a) Borrower shall pay or cause to be paid all Impositions on or before the due date hereof. Unless Lender has paid such Impositions directly on Borrower’s behalf, Borrower shall furnish to Lender evidence that all Impositions are paid promptly after the due date thereof

(b) Notwithstanding the foregoing, so long as no Default or Event of Default has occurred, Borrower may in good faith, at Borrower’s sole and expense, contest the validity or amount of any Impositions, provided that (i) such contest prevents or suspends the collection of the Contested Taxes and the sale or forfeiture of all or any part of the Property to satisfy the payment of the Contested Taxes; (ii) Borrower notifies Lender in writing of Borrower’s intent to contest the Contested Taxes before the due date thereof; and (iii) if subsection (i) does not apply, Borrower has deposited with Lender such amount as Lender may require, which when taken together with the Monthly Tax Deposits then held by Lender shall in Lender’s judgment be sufficient to pay the amount of the Contested Taxes, including interest and penalties, and Borrower shall increase such deposits upon demand by Lender whenever Lender deems such additional deposit necessary to cover the cost of additional interest and penalties. Provided no Default or Event of Default has occurred, as such time as Borrower has notified Lender in writing that Borrower has obtained a final disposition of the Contested Taxes and has provided Lender evidence thereof, Lender shall use the funds on deposit with Lender, together with the Monthly Tax Deposits relating to such Contested Taxes, to pay the Contested Taxes in full.

5.1.3. Insurance.

(a) Until the Indebtedness is fully paid and all obligations of Lender under the Loan Documents have been finally terminated, all of the Collateral shall be kept at all times insured against loss and damage by such hazards, casualties and contingencies in such amounts, subject to such deductibles, and for such periods as may from time to time be required by Lender. All insurance shall be written in policies and by insurance companies approved by Lender. All policies of insurance and renewals thereof shall contain standard noncontributory Lender or mortgagee clauses or loss payable clauses in favor of Lender and its successors and assigns or shall name Lender and its successor and assigns as an additional insured and shall provide for at least 30 days’ prior written notice of modification (including cancellation) to Lender without cost to Lender as well as a waiver of subrogation endorsement and such other endorsements as Lender shall require. All policies of insurance and renewals thereof shall contain such further endorsements as Lender may require, in form and content acceptable to Lender. Without limiting the generality of the foregoing, all policies of insurance shall be in amounts and have deductibles (if any) approved by Lender and contain clauses or endorsements to the effect that no act or negligence of Borrower, or anyone acting for Borrower or of any tenant under any Lease or other occupant, or failure to comply with the provisions of any policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way effect the validity or enforceability of the insurance insofar as Lender is concerned. Copies of all policies of insurance and original certificates of insurance on ACORD forms or other forms acceptable to Lender, together with evidence of fully paid premiums, shall be delivered to Lender as issued at least 30 days before the expiration of old policies and shall be held by Lender until all Indebtedness has been fully paid and all Obligations have been fully performed and all obligations of Lender under the Loan Documents finally terminated. Upon request by Lender, Borrower, at its sole cost and expense, shall furnish to Lender evidence of the replacement cost of the Improvements and the Personal Property that is satisfactory to Lender. In case of any transfer of title to the Property either resulting from an exercise of remedies under or pursuant to the Mortgage or in lieu of such remedies, Borrower’s complete title to all policies of insurance required by this Agreement and to all prepaid or unearned premiums thereon shall pass to and vest in the grantee or other transferee of the Property. Lender shall not, by reason of accepting, rejecting, approving or obtaining insurance, incur any liability for payment of losses.

(b) Without in any way limiting the generality of the foregoing, Borrower covenants and agrees to maintain the following insurance coverage: (i) all risk of physical loss or special perils coverage insurance, for an amount equal to not less than 100% of the full replacement cost of the Improvements and fixtures located on the Property, written on a replacement cost basis and with endorsements covering replacement cost (without depreciation), an agreed amount pertaining to the co-insurance clause, building ordinances/enforcement of law (including demolition and increased cost of construction, which building ordinance coverage endorsement shall be in such amount as Lender may require), vandalism, malicious mischief, terrorist acts, building collapse, boiler and machinery, sewer back up; (ii) rent loss insurance in an amount equal to not less than gross revenue from the Property for 12 months based upon 100% occupancy of all Improvements, less any allocable charges and expenses which would not continue during the period of restoration; (iii) commercial general public liability and property damage insurance with a broad form coverage endorsement for an amount as required from time to time by Lender but not less than an aggregate amount of $5,000,000.00 and an occurrence limit of not less than $3,000,000.00 combined single limit; (iv) flood insurance whenever in the opinion of Lender such protection is necessary and is available; (v) earthquake insurance whenever in the opinion of Lender such protection is necessary and is available; (vi) insurance covering pressure vessels, pressure piping and machinery, if any, and all major components of any centralized heating or air-conditioning systems located in the Improvements, in an amount satisfactory to Lender, such policies also to insure against physical damage to the

Improvements arising out of peril covered thereunder; and (vii) such other insurance that may be required from time to time by Lender. Beginning with the commencement of, and until the Construction Work is Complete, Borrower shall keep, maintain and deliver (or cause to be kept, maintained and delivered) to Lender a so-called Builder’s Risk Completed Value non-reporting form insurance policy for one hundred percent (100%) of the insurable replacement value of the applicable Construction Work. All insurance policies shall be issued by an insurer licensed to do business in the jurisdiction in which the Property is located and which has a rating of at least “A” by Standard & Poor’s or A/A- :VIII by A.M. Best as published in Best’s Key Rating Guide.

(c) Borrower shall pay or cause to be paid all Premiums when due. At least 30 days prior to the expiration of any policy of insurance, Borrower shall furnish to Lender renewal insurance policies (or certificate of insurance on Acord 27 or other form of certificate acceptable to Lender) as required by this Agreement and the other Loan Documents.

(d) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Lender is included thereon as the loss payee or an additional insured as applicable, under a standard mortgagee clause acceptable to Lender and such separate insurance is acceptable to Lender.

(e) Unless Borrower provides Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Property. This insurance may, but need not, protect Borrower’s interests. The coverage Lender purchases may not pay any claim Borrower makes or any claim that is made against Borrower in connection with the Property. Borrower may later request Lender to cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance required to be provided under this Agreement, Borrower will be responsible for the costs of that insurance, including interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness and shall bear interest at the Default Rate. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

5.1.4. Leases.

(a) Without the prior written consent of Lender, Borrower shall not (i) enter into any Lease, (ii) modify, amend, renew, extend or terminate any Lease, (iii) accept any rental payment on a Lease for more than one month in advance of its due date, or (iv) enter into any ground lease of the Property. Borrower shall submit to Lender for review a copy of each proposed Lease, together with such other information as Lender may request. At Lender’s request, Borrower shall cause the tenant under any Lease to execute a subordination, non-disturbance and attornment agreement in form and substance satisfactory to Lender. Borrower shall provide Lender with a copy of a fully executed original of each Lease executed after the date hereof promptly following its execution.

(b) Borrower will not suffer or permit any breach or default to occur in any of the obligations of the landlord under any of the Leases, nor suffer or permit any Lease to be terminated or cancelled by reason of any failure of Borrower to perform any of the obligations of the landlord under any Lease. Borrower shall use reasonable efforts to notify Lender promptly in writing in the event a tenant commits a material default under a Lease. Borrower will not waive any rights under any of the Leases and will enforce the obligations of tenants under and guarantors of the Leases.

(c) Borrower shall deliver to Lender all tenant security deposits, including letters of credit, which security deposits Lender shall hold subject to the terms of the Leases. Upon forfeiture of any security deposit, the amount thereof shall be paid to Lender for application to the Indebtedness. All lease termination payments or fees shall be paid to Lender for application to the Indebtedness.

(d) Borrower shall pay for all tenant improvements required by the Leases to the extent that the tenants under such Leases are not required to pay for such improvements.

5.1.5. Operations.

(a) Borrower shall apply all Revenues to the Indebtedness and the expenses of the Property to the extent then due and payable, maintaining reasonable reserves for repairs, replacements and future expenses, prior to making distributions to the partners of Borrower.

(b) Borrower shall comply with all Applicable Laws with regard to the Property.

(c) [Reserved.]

(d) All Personal Property shall be located on the Land. Borrower shall not, without the prior written consent of Lender, sell, assign, transfer, remove or permit to be removed from the Land or the Improvements any of the Personal Property. So long as no Default or Event of Default exists, Borrower may sell or otherwise dispose of the Personal Property when obsolete, worn out, inadequate, unserviceable or unnecessary for use in connection with the operation of the Property, but only upon replacing the same with other Personal Property at least equal in value and utility to the Personal Property that is disposed, and provided that the priority and perfection of Lender’s security interest is fully preserved in such replacement Personal Property.

(e) Borrower shall: (i) promptly repair, restore or rebuild any Improvements now or hereafter on the Land which may become damaged or be destroyed,

such restored or rebuilt Improvements to be of at least equal value and substantially the same character as prior to such damage or destruction; (ii) keep the Property in good condition and repair and without waste, (iii) pay all operating costs for the Property when due; (iv) comply with all requirements of all covenants, easements and restrictions of record with respect to the Property and the use thereof; (v) not make any alterations to the Property or demolish any portion of the Improvements without Lender’s prior written consent; (vi) not suffer or permit any change in the general nature of the occupancy of the Property, without Lender’s prior written consent; (vii) not initiate or acquiesce in any zoning reclassification or variance without Lender’s prior written consent; (viii) provide and thereafter maintain adequate parking areas within the Property as may be required by Applicable Laws, together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress, and right of way to and from the adjacent public thoroughfares necessary or desirable for the use thereof, and observe and comply with any conditions necessary to preserve and extend any and all rights, licenses, permits (including, without limitation, zoning variances, special exceptions and nonconforming uses), privileges, franchises and concessions that are applicable to the Property and the use and occupancy of the Property; (ix) not cause or permit any resubdivision of the Land or the Improvements; (x) not grant any easements, licenses, covenants, conditions or declarations of use affecting the Property; (xi) not amend any document which is a Permitted Exception, without in each case Lender’s prior written consent; and (xii) promptly correct all defects (other than of an immaterial nature that do not affect the use of the Improvements for their intended purpose or their value) in the Improvements any departure from the Construction Documents (except for non-material deviations therefrom that do not adversely affect the use of the Improvements for their intended purpose or their value) not previously approved by Lender to the extent required hereunder. Borrower agrees that the making of any Advance whether before or after such defects or departures are discovered by, or brought to the attention of, Lender shall not constitute a waiver of the Lender’s right to require compliance with this covenant.

5.1.6. Prohibition on Conveyances and Liens.

(a) Except as expressly contemplated under the provisions of Section 5.1.7(n) and (o) below, Borrower shall not: (i) assign or attempt to assign its rights under this Agreement and any purported assignment of this Agreement shall be void or (ii) suffer or permit (A) any change in the management (whether direct or indirect) of the Property, or (B) any Transfer.

(b) Borrower shall not suffer or permit any mechanic’s or other lien or claim to be filed or otherwise asserted against the Property or any portion thereof and will promptly discharge the same if any claim for lien or any proceedings for the enforcement thereof are filed or commenced; provided, however, that so long as no Default or Event of Default has occurred and Borrower has notified Lender in writing of its intent to contest such lien or claim, Borrower shall have the right to contest in good faith with due diligence the validity of any such lien or claim provided that Borrower has caused the Title Company to issue an endorsement, in form and substance satisfactory to Lender, to the Title Policy insuring over such contested lien or claim.

5.1.7. Change in Organizational Structure. Borrower shall:

(a) not, without the prior written consent of Lender in each case, cause or permit (i) any amendment, replacement or termination of its Organizational Documents or the Organizational Documents of any Authorizing Entity, (ii) the creation of any new membership, partnership or shareholder interests, as applicable, in Borrower or any Authorizing Entity, (iii) any dissolution, voluntary termination of its existence or involuntary termination of its existence, unless such involuntary termination is rescinded or Borrower’s existence is reinstated within 30 days), or (iv) any change in Borrower’s or any Authorizing Entity’s state of formation or name.

(b) not hold or acquire any ownership interest, legal or equitable, in any real or personal property other than the Property or become a shareholder of or a member or partner in any entity;

(c) not change its legal status as a limited liability company or engage in any business other than, the acquisition, operation, management and disposition of the Property;

(d) maintain Borrower’s assets, accounts, books, records, financial statements, stationery, invoices, and checks separate from and not commingled with any of those of any other person or entity;

(e) conduct Borrower’s business in Borrower’s name, pay Borrower’s liabilities out of Borrower’s funds, allocate fairly and reasonably any overhead for shared employees and office space, and maintain an arms-length relationship with Borrower’s Affiliates;

(f) hold itself out as a separate entity, maintain adequate capital in light of its contemplated business operations, and observe all organizational formalities;

(g) not guarantee or become obligated for the debts of any other entity or person or hold out Borrower’s credit as being available to satisfy the obligations of others, including not acquiring obligations or securities of Borrower’s partners, members or shareholders;

(h) not pledge Borrower’s assets for the benefit of any other entity or person or make any loans or advances to any person or entity;

(i) not enter into any contract or agreement with any party which is an Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Affiliate;

(j) neither seek nor allow any owner of any membership or partnership interest, capital stock or other interest in Borrower to seek, the dissolution or winding up, in whole or in part, of Borrower;

(k) not merge with or be consolidated into any other entity;

(l) maintain Borrower’s assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify Borrower’s individual assets from those of any constituent party of Borrower, any Affiliate of Borrower, any Authorizing Entity, any Guarantor or any other person or entity; or

(m) not incur any debts or financial obligations other than the Obligations and normal accounts payable in the ordinary course of business in the aggregate and which are not more than 60 days past due.

(n) Anything contained in the Loan Documents to the contrary notwithstanding, so long as no Event of Default has occurred and is continuing, Borrower may, without Lender’s consent, but with ten (10) days prior written notice, and without payment of any fee or cost to Lender other than Lender’s underwriting and third party expenses, contribute the membership interest in Borrower to a real estate investment trust (“REIT”), or its operating partnership, in exchange for operating partnership units (a “REIT Transfer”), provided that such REIT is controlled, directly or indirectly through the management and other agreements executed by the REIT, by Limited Guarantor (so long as it is wholly owned by Kevin A. Shields) and/or Guarantor, and Guarantor retains at all times, an equity interest in the operating partnership of the REIT in an amount not less than the gross contribution value of Property less the aggregate outstanding principal balance of the Loan. In connection with any REIT Transfer, Borrower and/or the members shall execute such assumption agreements, and provide Lender with such additional materials, as Lender may require, including, without limitation, any required date down endorsements of its title policy, if any. Any such REIT Transfer shall also meet the transfer requirements set forth in Section 5.1.7(o) (ii) and (iii).

(o) Notwithstanding any contained in the Loan Documents to the contrary, the following transfers shall be deemed permitted transfers: (a) transfers by devise or descent or by operation of law upon the death of a member of Borrower, provided the persons proposed to assume control and management of the Borrower and the Property shall be acceptable to Lender in all respects (including, without limitation, financial condition, credit history and management experience, and other relative criteria, all as determined by Lender), (b) the sale of not more than forty-nine percent (49%) of the membership interest of Borrower; (c) the REIT Transfer, provided that the conditions described in Section 5.1.7(n) are met, and thereafter, any subsequent sale of operating partnership units/REIT shares, provided the REIT’s operations and management remain under the control of Guarantor or

Limited Guarantor, and further provided, in each instance: (i) Lender shall have received not less than thirty (30) days’ prior written notice of any proposed transfer proposed with regard to subsection (b) above; (ii) no permitted transfer shall operate to release Guarantor, any Indemnitor, or Borrower from their respective obligations under the Loan Documents; (iii) no transfer contemplated herein shall have any adverse effect either on Borrower’s compliance with the Loan Documents or Borrower’s continuing legal status as a special purpose entity, liable for the payment and performance of the terms of the Loan Documents; (iv) Borrower pays all costs and expenses of Lender incurred in connection with the transaction, including, without limitation, attorneys’ fees and costs, and title insurance costs, if any.

5.1.8. Environmental Matters. Borrower shall:

(a) not install, use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Property, nor transport to or from the Property, any Hazardous Substances nor allow any other person or entity to do so except in amounts and under conditions permitted by Applicable Laws;

(b) keep and maintain the Property in compliance with, and shall not cause or permit the Property to be in violation of, any Environmental Law;

(c) give prompt notice to Lender of (i) any proceeding, investigation or inquiry commenced by any governmental authority with respect to the presence of any Hazardous Substances on, under or about the Property or the migration thereof to or from adjoining property; (ii) all claims made or threatened by any individual or entity against Borrower or the Property relating to any loss or injury allegedly resulting from any Hazardous Substance; and (iii) the discovery by Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Property which might cause the Property or any part thereof to be subject to any restriction on the ownership, occupancy, transferability or use of the Property under any Environmental Law; and

(d) grant to Lender the right and privilege to: (i) join in and participate in, as a party if it so elects, any one or more legal proceedings or actions initiated with respect to the Property under any Environmental Law; and (ii) have all costs and expenses thereof (including without limitation Lender’s reasonable attorneys’ fees and costs) paid by Borrower.

5.1.9. Terrorism and Anti-Money Laundering.

(a) Borrower shall, and shall cause all Authorizing Entities to, comply with applicable federal anti-terrorism and anti-money laundering laws and regulations. All payments by Borrower to Lender or from Lender to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(b) Borrower shall provide Lender, from time to time, with such information as Lender determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Authorizing Entity or other person or entity controlling or controlled by Borrower or any person or entity having a beneficial interest in Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(c) Borrower shall promptly notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

5.1.10. Anti-Forfeiture. Borrower represents and warrants to Lender that there has not been committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any other Collateral or any monies paid in performance of Borrower’s obligations under the Loan Documents. Borrower shall not commit, permit or suffer to exist any act, omission, or circumstance affording such right of forfeiture. In furtherance thereof, Borrower hereby indemnifies Lender and agrees to defend with counsel acceptable to Lender at Borrower’s sole cost and hold Lender harmless from and against any loss, damage or injury (including without limitation attorneys’ fees and costs incurred by Lender) by reason of the breach of the covenants and agreements or the representations and warranties set forth in this paragraph. Without limiting the generality of the foregoing, the filing of formal charges or the commencement of proceedings against Borrower or all or any part of the Collateral under any federal or state law for which forfeiture of the Property or any other Collateral or of any monies paid in performance of Borrower’s obligations under the Loan Documents is a potential result, shall, at the election of Lender, constitute an Event of Default hereunder without notice or opportunity to cure.

5.1.11. Debt Service Coverage Ratio. As of December 31, 2009 and each calendar year thereafter, Borrower shall achieve and maintain a Debt Service Coverage Ratio equal to or greater than 1.25:1.0 on a trailing twelve (12) month basis. Commencing on January 10, 2010, and on every January 10 occurring thereafter, Borrower shall complete, execute and deliver to Lender a compliance certificate pertaining to the preceding calendar year in the form of the attached Schedule 5.1.

5.1.12. Liquidity. Borrower shall cause Guarantor to satisfy his “Liquidity Covenant” under the Guaranty in accordance with the terms and conditions set forth therein.

5.2. Construction Work.

5.2.1. Construction Documents. Borrower shall diligently and continuously undertake to or cause the Tenant to Complete the Construction Work. Borrower shall not and shall not permit the Tenant to amend, modify, terminate or waive any rights under any Construction Documents. Borrower will perform its obligations under the Construction Documents and will enforce the terms of the Construction Documents. Unless specifically approved by Lender, no costs for Construction Work shall be paid to Borrower, Guarantor or any of their Affiliates until after the Indebtedness has been paid in full and Lender’s obligations hereunder have terminated.

5.2.2. Permits. Borrower shall pay for and obtain or cause to be paid for and obtained all permits, licenses and approvals required by Applicable Laws with regard to the Construction Work, whether necessary for commencement, completion, use or otherwise.

5.2.3. Contractors. Borrower shall obtain Lender’s approval of all contractors and all contracts and other Construction Documents for each component of the Construction Work. Each contractor or subcontractor performing any of the Construction Work shall be licensed by the appropriate state agency and shall provide Borrower with evidence of adequate liability insurance. Upon Lender’s request, Borrower shall provide written evidence that each contractor and subcontractor meets the requirements of this subsection.

5.2.4. Deficiency. Borrower agrees that, if for any reason Lender concludes that a Deficiency shall exist, regardless of how such condition may have been brought about, Borrower shall, within five (5) days after written request by Lender, deposit the amount of the Deficiency in cash with Lender which deposit shall not bear interest. Such deposit shall first be fully utilized to pay costs of the Construction Work before any further Advance shall be made.

5.2.5. Lender Consultants. At Borrower’s expense, Lender shall have the right to employ an inspecting architect, engineer or consultant with respect to the Construction Work. Borrower shall pay immediately upon demand the fees and expenses of any architect or engineer employed by Lender for the purpose of reviewing plans or otherwise engaged by Lender with respect to the Construction Work.

5.3. General Covenants.

5.3.1. Inspections. Borrower will cooperate with Lender in arranging for inspections, from time to time, of the Property by Lender or its agents or designees.

5.3.2. Further Assurances. Borrower shall, from time to time, upon Lender’s request, execute, deliver, record and furnish, or cause to be executed, delivered, recorded and furnished, such documents as Lender may reasonably deem necessary or desirable (i) to perfect, and maintain perfected, valid first liens upon the Collateral, (ii) to correct any errors of a typographical nature which may be contained in any of the Loan Documents, and (iii) to consummate fully the transaction contemplated under this Agreement.

5.3.3. Interest Rate Agreements. In the event Borrower enters into any interest rate hedge agreement, interest rate cap agreement, interest rate collar agreement or similar agreements regarding all or any part of the Indebtedness, Borrower shall notify Lender that Borrower has entered into such an agreement and at Lender’s request shall assign such agreement to Lender as additional security for the Loan.

5.3.4. Stamp Tax. If, by the laws of the United States of America, or of any state or political subdivision having jurisdiction over Borrower, any tax is due or becomes due in respect of the Loan, the granting of the Mortgage, or the terms of any of the other Loan Documents, Borrower shall pay such tax in the manner required by any such law. Borrower further covenants to reimburse Lender for any sums which Lender may expend by reason of the imposition of any tax on the issuance of the Note made pursuant to this Agreement. Notwithstanding the foregoing, Borrower shall not be required to pay any income or franchise tax of Lender.

5.3.5. Reports. Borrower shall deliver, or cause to be delivered, to Lender copies of all inspections, reports, test results and other material information prepared or received by Borrower from time to time from its owners, agents, representatives, architects, engineers, and any other parties involved in the maintenance, operation or leasing of the Property.

5.3.6. Indemnity. Borrower shall indemnify Lender and hold harmless Lender from and against all claims, injury, damage, loss and liability of any and every kind suffered or incurred by reason of or in connection with (i) the Loan, including the administration thereof, this Agreement, the other Loan Documents, the Property and the leasing thereof, and the use or application of the Loan proceeds; (ii) the operation or maintenance of the Property including inspection fees; (iii) any breach of any representation made herein or of any other provision hereof; or (iv) any other action or inaction by, or matter which is the responsibility of, Borrower. Borrower shall pay Lender upon demand all claims, judgments, damages, losses and expenses (including court costs and reasonable attorneys’ fees) incurred by Lender as a result of any legal or other action arising out of matters described in clauses (i) through (iv) of the preceding sentence, excluding the gross negligence or willful misconduct of Lender. The provisions of this Section 5.3.6 shall survive repayment of the Indebtedness.

5.3.7. Notice of Proceedings. Borrower shall promptly notify Lender of each action, suit or proceeding threatened in writing or commenced as a result of injury, damage or liability occurring in, on or about the Property, and any other action, suit or proceeding against Borrower or any Guarantor which could have a Material Adverse Effect upon such party.

5.3.8. Appraisals. Lender shall have the right to obtain a new or updated Appraisal of the Property from time to time.

5.3.9. Furnishing Reports. Upon Lender’s request, Borrower shall provide Lender with copies of all inspections, reports, test results and other information received by Borrower which in any way relate to the Property.

5.3.10. Affiliate Transactions. Prior to entering into any agreement with an Affiliate pertaining to the Property, Borrower shall deliver to Lender a copy of such agreement, which shall be satisfactory to Lender in its sole discretion.

5.3.11. Notice of Default. Borrower shall promptly upon acquiring knowledge thereof advise Lender of any default under any Material Agreement or any change in the condition (financial or otherwise) of Borrower that could be expected to have a Material Adverse Effect or materially impair its ability to comply with its obligations hereunder, or of the occurrence of any Default or Event of Default or the occurrence of any circumstance which would make any representation untrue or constitute a breach of any warranty in any material respect.

5.3.12. Estoppel Statement. Within 5 days following Lender’s written request, Borrower shall execute and deliver to Lender a statement setting forth (i) the unpaid principal balance of the Loan, and (ii) such other matters as Lender may reasonably request. Any prospective purchaser or assignee of any interest in the Loan shall be permitted to rely on such certificate. Upon Lender’s request, Borrower shall use reasonable good faith efforts to obtain estoppel certificates from tenants under the Leases.

5.3.13. Place of Business. Borrower shall not change its executive office or its principal place of business without giving Lender at least 30 days’ prior Notice thereof and promptly providing Lender such information as Lender request in connection therewith.

5.4. Loss of Note or other Loan Documents. Upon Notice from Lender of the loss, theft, or destruction of the Note and upon receipt of an affidavit of lost note and an indemnity satisfactory to Borrower from Lender, or in the case of mutilation of the Note, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note. If any of the other Loan Documents were lost or mutilated, Borrower agrees to execute and deliver replacement Loan Documents in the same form of such Loan Documents which were lost or mutilated.

ARTICLE 6

CASUALTIES AND CONDEMNATION

6.1. Lender’s Election to Apply Loss Proceeds to Indebtedness.

6.1.1. Adjustment of Losses. Lender is hereby authorized and empowered to adjust or compromise any loss under any insurance policies covering or relating to the Property and to collect and receive all Loss Proceeds. After deducting from such Loss Proceeds any expenses incurred by Lender in the collection and settlement thereof, including without limitation attorneys’ and adjusters’ fees and charges, Lender shall apply the net thereof as provided in Section 6.1.3 below.

6.1.2. Eminent Domain. Lender shall be entitled to all Loss Proceeds arising from, or on account of, (i) any damage or taking, pursuant to the power of eminent domain, of the Property or any part thereof, (ii) damage to the Property by reason of the taking, pursuant to the power of eminent domain, of other property, or (iii) the alteration of the grade of any street or highway on or about the Property. Lender is hereby authorized, at its election, to commence, appear in and prosecute in its own or Borrower’s name any action or proceeding relating to any such Loss Proceeds and to settle or compromise any claim in connection therewith. Lender, after deducting from such Loss Proceeds all its expenses, including attorneys’ fees, may apply the net thereof (except as otherwise provided in Section 6.1.3 below) to payment of the Indebtedness in such order and manner as Lender may elect. Borrower agrees to execute such further assignments of any Loss Proceeds arising from any of the foregoing causes as Lender may require.

6.1.3. Application of Loss Proceeds. If all or any part of the Property shall be damaged or destroyed by fire or other casualty or shall be damaged or taken through the exercise of the power of eminent domain or other cause described in Section 6.1.2, Borrower shall promptly and with all due diligence restore and repair the Property whether or not the Loss Proceeds are sufficient to pay the cost of such restoration or repair. At Lender’s election, to be exercised by Notice to Borrower within 30 days following Lender’s unrestricted receipt in cash or the equivalent thereof of the Loss Proceeds, the entire amount of the Loss Proceeds shall either (i) be applied to the Indebtedness in such order and manner as Lender may elect or (ii) be made available to Borrower on such terms and conditions as Lender may impose, including without limitation the terms and conditions set forth in this Article 6, for the purpose of financing the cost of restoration or repair with any excess to be applied to the Indebtedness. Notwithstanding the foregoing, if (a) in the reasonable judgment of Lender, the Improvements can be repaired or restored to an architectural and economic unit of the same character and not less valuable than they were prior to such loss, damage or destruction, (b) in the reasonable judgment of Lender, the repair or restoration of the Improvements will be completed no later than 180 days prior to the Maturity Date then in effect, (c) the insurers do not deny liability to the insured, (d) Borrower shall have delivered evidence satisfactory to Lender in its reasonable judgment that all Leases shall continue in full force and effect and the tenants thereunder shall continue paying rent unabated, or any rents which are abated are covered by loss of rents insurance; (e) the amount necessary to repair or restore the Improvements as determined by Lender shall be less than $500,000 and (f) no Default or Event of Default shall have occurred and be continuing, then Lender will make the Loss Proceeds, after deducting all expenses incurred by Lender in the collection thereof, including attorneys’ fees, available for repair or restoration according to disbursement terms and conditions customarily required by Lender for construction projects.

6.1.4. Restoration and Repair. If the amount of Loss Proceeds to be made available to Borrower for restoration or repair pursuant to Section 6.1.3 is less than the cost of the restoration or repair as estimated by Lender at any time prior to completion thereof, Borrower shall cause to be deposited with Lender the amount of such deficiency within 30 days following Lender’s written request therefor (but in no event later than the commencement of the work) and Borrower’s deposited funds shall be disbursed prior to any Loss Proceeds. If Borrower is required to deposit funds under this Section, the deposit of such funds shall be a condition precedent to Lender’s obligation to disburse any Loss Proceeds held by Lender hereunder. Without limitation of Lender’s rights hereunder, it shall be an additional condition precedent to any disbursement of Loss Proceeds held by Lender hereunder that Lender shall have approved all plans and specifications for any proposed repair or restoration. The amount of Loss Proceeds which is to be made available to Borrower, together with any deposits made by Borrower hereunder, shall be held by Lender to be disbursed from time to time to pay the cost of repair or restoration either, at Lender’s option, to Borrower or directly to contractors, subcontractors, material suppliers and other persons entitled to payment in accordance with and subject to such conditions to disbursement as Lender may impose to assure that the work is fully completed in a good and workmanlike manner and paid for and that no liens or claims arise by reason thereof. Lender may commingle any such funds held by it with its other general funds. Lender shall not be obligated to pay interest in respect of any such funds held by it, nor shall Borrower be entitled to a credit against any of the Indebtedness except and to the extent the funds are applied thereto pursuant to this Section 6.1. Notwithstanding any other provision of Section 6.1, if a Default or Event of Default shall be existing at the time of such casualty, taking or other event or if Default or Event of Default occurs thereafter, Lender shall have the right to immediately apply all Loss Proceeds to the payment of the Indebtedness in such order and manner as Lender may determine.

6.1.5. Business Interruption; Loss of Rents. The net proceeds of business interruption and rental insurance shall be paid to Lender for application first to the Indebtedness in such order and manner as Lender may elect and then to the creation of reserves for future payments of the Indebtedness in such amounts as Lender deems necessary with the balance to be remitted to Borrower subject to such controls as Lender may deem necessary to assure that said balance is used to discharge accrued and to be accrued expenses of operation and maintenance of the Property.

6.1.6. Continuing Obligation to Perform. No casualty, condemnation or application of Loss Proceeds shall excuse Borrower and Guarantors from performing all their obligations under the Loan Documents.

6.2. Deposits.

(a) All Loss Proceeds not applied to the Indebtedness and any other sums required to be deposited by Borrower under this Article 6 shall be held by Lender and shall be deemed to be Deposits.

ARTICLE 7

DEFAULT

7.1. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower fails to pay (i) any Scheduled Payment or any required Monthly Tax Deposit within 5 days following written notice that payment was not received on the due date thereof, or fails to pay all principal and interest due on the Maturity Date, or (ii) fails to pay when due any other amount due Lender hereunder or under any other Loan Document or fails to make any deposit required hereunder within 5 days following written notice from Lender; or

(b) Borrower breaches, defaults or fails to keep or perform under any of the terms or provisions of Sections 5.1.2, 5.1.3, 5.1.6, 5.1.7, 5.1.11, 5.1.12 or 5.2.4; or

(c) Borrower breaches, defaults under or fails to keep or perform any agreement, undertaking, obligation, covenant, condition, term or provision of this Agreement other than those otherwise described in this Section 7.1, and such breach, default or failure continues for a period of 30 days after delivery of such Notice from Lender; provided that, if the breach, default or failure is of the kind or nature that it cannot be reasonably cured within such 30 day cure period and Borrower has promptly commenced all appropriate actions to cure such default and is diligently proceeding to cure in good faith, the cure period provided in this subsection reasonably required to effect a cure, but in no event more than 90 days from the date of delivery of such Notice; or

(d) Any representation, warranty or certification, made or given pursuant to any Loan Document by or on behalf of Borrower or any Guarantor or otherwise made by or on behalf of Borrower or any Guarantor or any document delivered to induce Lender to enter into this Agreement or make the Initial Disbursement or any Advance, proves to be untrue or fraudulent in any material respect at any time provided, however, that if the circumstances causing such misrepresentation or breach of warranty are capable of cure and Borrower is curing same, such representation and warranty continues to be untrue 30 days after the delivery of Notice from Lender to Borrower; or

(e) Borrower shall fail to comply with any requirement of Applicable Law or of any Governmental Authority having jurisdiction within 30 days after Borrower receives notice of such requirement, except for a failure for which there is no a Material Adverse Effect; or

(f) Borrower enters into any secondary or additional financing agreements or arrangements of any kind whatsoever without the prior written consent of Lender; or

(g) There is an attachment, execution or other judicial seizure of any material portion of Borrower’s assets or the assets of any Guarantor and such seizure is not discharged within 30 days; or

(h) Any order or decree is entered by a court of competent jurisdiction enjoining or prohibiting Lender, Borrower, any Guarantor, or any thereof, from substantially performing any of such party’s obligations under this Agreement, and such order or decree is not stayed or vacated, or the proceedings out of which such order or decree arose are not dismissed, within 30 days after the granting of such decree or order; or

(i) Borrower, any Authorizing Entity, or any Guarantor commences or acquiesces to an Insolvency Proceeding; or

(j) All or a substantial part of the assets of Borrower, or any Authorizing Entity or any Guarantor are attached, seized, subject to a writ or distress warrant or are levied upon unless the same is released within 60 days; or Borrower, any Authorizing Entity or any Guarantor shall make an assignment for the benefit of creditors or Borrower shall not be generally paying its debts as they become or has admitted in writing to its inability to pay its debts as they become due; or

(k) The commencement of any involuntary petition in bankruptcy against Borrower, any Authorizing Entity, or any Guarantor or the institution against Borrower, any Authorizing Entity or any Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of Borrower, any Authorizing Entity or any Guarantor which shall remain undismissed or undischarged for a period of 60 days; or

(l) The dissolution, termination or merger of Borrower, any Authorizing Entity, the death of any Guarantor, except as expressly permitted hereunder; or

(m) One or more final, unappealable judgments are entered against Borrower in amounts aggregating in excess of $100,000 and such judgments are not stayed or bonded over within 30 days after entry; or ;

(n) If Borrower or any Guarantor shall fail to pay any debt owed by it to Lender or is in default under any agreement with Lender and such failure or default continues after any applicable grace period or;

(o) The occurrence of (i) any “Event of Default” under and as defined in any other Loan Document or (ii) any default or failure to keep or perform any agreement, undertaking, obligation, covenant, condition, term or provision of any other Loan Document which default or failure remains uncured beyond any applicable notice or grace period contained therein.

7.2. Remedies.

7.2.1. Rights of Lender. After any Event of Default, Lender shall have the right, in addition to all the remedies conferred upon Lender by law or equity or the terms of any of the Loan Documents, to do any or all of the following, concurrently or successively, without notice to Borrower:

(a) Declare the Indebtedness to be, and the Indebtedness shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding;

(b) Terminate the Lender’s obligations under this Agreement or under any other commitment by Lender to extend credit of any kind, whereupon the commitment and obligations of the Lender to extend credit to Borrower shall terminate;

(c) Enter upon, take possession of, and use the Property and all parts thereof, and all material, equipment and supplies therein, to the extent of Borrower’s interest therein, in order to do anything which in its sole judgment is necessary or desirable to fulfill, pay, settle or compromise the obligation to Borrower hereunder and continue to operate the Property;

(d) Use and apply any monies or letters of credit deposited by Borrower with Lender, to cure any such default or to apply on account of any Indebtedness; and

(e) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

With respect to clause (c) above, Lender and its designees, representatives, agents, licensees and contractors shall be entitled to such entry, possession and use without the consent of any party and without any legal process or other condition precedent whatsoever. Borrower acknowledges that any denial of such entry, possession and use by Lender will cause irreparable injury and damages to Lender and Lender shall be entitled to injunctive relief to obtain such entry.

7.2.2. Attorney in Fact. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Property, to the full extent of Borrower’s interests, to: Complete the Construction Work; use unadvanced funds remaining under the Loan, including the Holdback, or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes; make changes in the applicable Construction Documents which shall be necessary or desirable to Complete the Construction Work; retain or employ new general contractors, subcontractors, architects, engineers and inspectors as Lender determines shall be required for said purposes; pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property; execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Construction Work; take action and require such performance as it deems necessary under any of the bonds to be furnished and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

7.2.3. Payments by Lender. All sums whatsoever paid or incurred by Lender hereunder of any kind whatsoever, shall constitute Indebtedness and shall bear interest from the date of payment or incurrence until paid at the Default Rate.

7.2.4. Failure to Clear Liens. Without limitation of the foregoing, if Borrower shall fail promptly to discharge any mechanics’ claim filed or otherwise asserted or to contest any such claim and to cause the Title Company to insure against such claim in the manner required by this Agreement, or, having commenced to contest the same, if Borrower shall thereafter fail to prosecute such contest in good faith or with due diligence, or fail to maintain such security or indemnity so required by the Title Company for its full amount, or, upon adverse conclusion of any such contest, if Borrower shall fail to cause any judgment or decree to be satisfied and lien to be released, then, and in any such event, upon giving notice to Borrower, Lender may, but shall not be required to, (i) procure the release and discharge of any such claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such lien or claim, and (ii) effect any settlement or compromise of the same or furnish the security or indemnity required by the Title Company. Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be paid by Borrower immediately upon Lender’s demand shall be added to the Indebtedness and shall bear interest until paid at the Default Rate.

ARTICLE 8

SECURITY AGREEMENT

8.1. Grant of Security Interest. To secure payment of the Indebtedness and performance of the other Obligations, Borrower hereby grants to Lender a security interest in and to all (a) all funds of Borrower on deposit, from time to time, with Lender or any agent of Lender (other than the $1,000,000 of deposit accounts maintained with Lender by Griffin Capital Corporation) and (b) all Personal Property and all replacements, substitutions and additions to such Personal Property and all proceeds thereof.

8.2. Nature of Interest. Borrower hereby represents, warrants, covenants and agrees as follows:

(a) Borrower (being the “Debtor” as that term is used in the Code) is and will be the true and lawful owner of the Personal Property and has rights in and the power to transfer the Personal Property, free and clear of all liens, charges or encumbrances other than liens and encumbrances in favor of Lender and liens and encumbrances, if any, expressly permitted by the Loan Documents.

(b) The Collateral is used by Borrower solely for business purposes.

(c) The only Person having any interest in the Personal Property is Borrower.

(d) No Financing Statement covering any of the Personal Property or any proceeds thereof, other than Financing Statements disclosing Lender as the sole secured party, is on file in any public office except pursuant hereto.

8.3. Financing Statements.

(a) Borrower, at its own cost and expense, upon Lender’s demand, will furnish to Lender such further information and will execute and deliver to Lender such Financing Statements and other documents in form satisfactory to Lender and will do all such acts as Lender may request at any time or from time to time or as may be necessary or appropriate to establish and maintain a first priority perfected security interest in the Personal Property as security for the Indebtedness.

(b) Borrower will pay the cost of filing or recording such Financing Statements or other documents, in all public offices wherever filing or recording is deemed by Lender to be desirable. Borrower hereby irrevocably authorizes Lender at any time, and from time to time, to file in any appropriate jurisdiction any initial Financing Statements and amendments thereto that (i) indicate that Lender holds a valid security interest in all assets of Borrower (or words of similar effect), regardless of whether any particular asset comprised in the Personal Property falls within the scope of Article 9 of the Code, or as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by the Code, and in the case of a Financing Statement filed as a fixture filing or indicating Collateral as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Lender promptly upon request. Borrower further ratifies and affirms its authorization for any Financing Statements and/or amendments thereto, executed and filed by Lender in any jurisdiction prior to the date of this Agreement.

8.4. Remedies. Upon an Event of Default hereunder, in addition to all the remedies available in Section 7.2, Lender shall have the remedies of a secured party under the Code, including, without limitation, the right to take immediate and exclusive possession of the Personal Property, or any part thereof, and for that purpose, so far as Borrower can give authority therefor, with or without judicial process, may enter (if this can be done without breach of the peace) upon any place which the Personal Property or any part thereof may be situated and remove the same in compliance with the applicable requirements of the Code; and Lender shall be entitled to hold, maintain, preserve and prepare the Personal Property for sale, until disposed of at any public or private sale. Lender may render the Personal Property unusable without removal and may dispose of the Personal Property on the Property. Lender may require Borrower to assemble the Personal Property and make it available to Lender for its possession at a place to be designated by Lender which is reasonably convenient to both parties. Lender will give Borrower at least 10 days’ notice of the time and place of any public sale of the Personal Property or of the time after which any private sale or any other intended disposition thereof is made. The requirements of reasonable notice shall be met if such notice is mailed, by certified United States mail or equivalent, postage prepaid, to Borrower’s Address at least 10 days before the time of the sale or disposition. Lender may buy Personal Property at any public sale. Lender may buy Personal Property at private sale if the Personal Property is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations. Any such sale may be held in conjunction with any foreclosure sale of the Land, the Improvements and any other Collateral. The net proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling and the reasonable attorneys’ fees and legal expenses incurred by Lender, shall be applied against the Indebtedness in such order or manner as Lender shall select. Lender will account to Borrower for any surplus realized on such disposition after the Indebtedness has been fully and finally satisfied in accordance with the applicable requirements of the Code.

8.5. General Security Agreement Provisions.

(a) The terms and provisions contained in this Article 8, unless the context otherwise requires, shall have the meanings and be construed as provided in the Code.

(b) To the extent permitted by applicable law, the security interest created hereby is specifically intended to cover all Leases between Borrower or its agents, as lessor, and various tenants named therein, as lessee, including all extended terms and all extensions and renewals of the terms thereof, as well as any amendments to or replacement of the Leases, together with all of the right, title and interest of Borrower, as lessor thereunder.

(c) Borrower agrees that:

(i) Where Collateral is in possession of a third party, Borrower will join with Lender in notifying the third party of Lender’s interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Lender;

(ii) Borrower will cooperate with Lender in obtaining control with respect to Collateral consisting of: deposit accounts, investment property, letter of credit rights and electronic chattel paper; and

(iii) Until all of the Obligations are paid and performed in full, Borrower will not suffer, cause or permit any change in Borrower’s legal status without Lender’s prior written consent.

ARTICLE 9

ADDITIONAL TERMS [RESERVED]

ARTICLE 10

GENERAL PROVISIONS

10.1. Costs and Expenses. Borrower unconditionally agrees to pay all Charges immediately upon demand. In case of any Default, Borrower shall pay or cause to be paid all of Lender’s costs and expenses, including attorneys’ fees in connection with the administration or enforcement of the Loan Documents. In addition to, and without limiting the generality of, the foregoing, if at any time hereafter prior to repayment of the Indebtedness in full and the satisfaction of all Obligations in full, Lender employs counsel, consultants or appraisers, whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted, with respect to the Property in connection with any consent, approval or amendment or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any of the Collateral, or to enforce any rights of Lender or any of Borrower’s obligations hereunder or those of any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, to defend any litigation initiated by a third-party to which Lender becomes a party, then, in any such event, all of the reasonable fees and expenses arising from such services, and all expenses, costs and charges relating thereto, shall constitute additional Indebtedness, payable on demand and shall bear interest at the Default Rate. Lender may direct the Title Company to make Advances to Lender, at any time, to reimburse Lender for the foregoing costs and expenses. Wherever it is provided for herein that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, all legal fees and disbursements of Lender, whether for outside firms, or for in-house counsel.

10.2. Effect of Inspections and Investigations. The authority herein conferred upon Lender, and any action taken by Lender, to inspect the Property, will be exercised and taken by Lender for its own protection only and shall not be relied upon by Borrower for any purpose whatsoever and any action taken by Lender or Lender’s environmental consultant to review any environmental reports or to assess any environmental matters in connection with the Property will be exercised and taken by Lender and by Lender’s environmental consultant for their own protection only and shall not be relied upon by Borrower for any purpose whatsoever; and neither Lender nor Lender’s environmental consultant shall be deemed to have assumed any responsibility to Borrower with respect to any such action herein authorized or taken by Lender, or Lender’s environmental consultant or with respect to the Property, or prevention of mechanic’s and other liens from being claimed or asserted against the Property or review and assessment of environmental matters. Any review, investigation or inspection conducted by Lender, any environmental, architectural or engineering consultants retained by Lender or any agent or representative of Lender in order to verify independently Borrower’s satisfaction of any conditions precedent, Borrower’s performance of any of the covenants, agreements and obligations of Borrower under this Agreement, or the validity of any representations and warranties made hereunder (regardless of whether or not the party conducting such review, investigation or inspection should have discovered that any of such conditions precedent were not satisfied or that any such covenants, agreements or obligations were not performed or that any such representations or warranties were not true), shall neither affect nor constitute a waiver by Lender of (i) any representations and warranties under this Agreement or Lender’s reliance thereon or (ii) Lender’s reliance upon any certifications of Borrower required under this Agreement or any other facts, information or reports furnished Lender hereunder. Lender neither undertakes nor assumes any responsibility or duty to any Borrower Party or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform any Borrower Party or any third party of (a) the existence, quality, adequacy or suitability of appraisals of the Property or any other Collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render such Lender liable to any Borrower Party or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

10.3. Acquiescence not to Constitute Waiver of Lender’s Requirements. Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that, to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Initial Disbursement or any Advance, such acquiescence shall not be deemed to constitute a waiver by Lender of any such conditions precedent with respect to any future disbursements of Loan proceeds.

10.4. Protective Advances by Lender. Lender shall have the right, but not the obligation, to do any and all acts which Lender may deem necessary to assure the protection of the Collateral and the lien or charge of the Loan Documents, including, but not limited to, the settlement, compromise or contest of any Lien or claim of Lien, the taking of possession of the Property, the Completion of the Construction Work and the commencement of, appearance in, or defense of any action or proceeding purporting to affect the rights, obligations or duties of the parties hereto. Any expense paid or incurred, or any advance made by Lender in such connection, shall be paid by Borrower to Lender upon demand. Such amounts as are advanced or expended by Lender hereunder and any other amounts advanced by Lender pursuant to this Agreement or any other the other Loan Documents shall constitute Indebtedness and shall bear interest from the date of advance or expenditure until repayment at the Default Rate.

10.5. Increased Costs. Borrower agrees to pay Lender additional amounts to compensate Lender for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable law or by any domestic or foreign court, changing the basis of taxation of payments under this Agreement to Lender, excluding taxes imposed on or measured by the net income or receipts of Lender or any franchise tax imposed on Lender. Any amount payable by Borrower under this Section 10.5 shall be paid within 5 days following delivery to Borrower of a Notice by Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period.

10.6. Tax Liability. If, by reason of a change in any applicable tax, banking or lending laws or regulations occurring after the date hereof, (a) Borrower is required to make any deduction or withholding in respect of any taxes, duties or other charges from any payment due under the Loan Documents, (b) Lender is charged with responsibility for the payment of all or any part of the Impositions or (c) the method of collecting Impositions is changed so as to affect Lender’s rights under this Agreement or any other Loan Document, or the liens and security interests granted under the Loan Documents, then upon Lender’s demand Borrower shall pay to Lender the amount determined by Lender as necessary to fully compensate Lender for all losses that Lender may suffer as a result of such change; provided that if Lender determines that it may be unlawful to charge Borrower for such losses then Lender shall have the right to declare all Indebtedness to be fully due and payable not earlier than 60 days from the date of such declaration.

10.7. Document and Recording Tax Indemnification. Borrower agrees to indemnify, defend and hold harmless Lender from and against any claim that any documentary stamp or mortgage tax is due and payable in connection with the Loan or the execution, delivery or recording of the Loan Documents and to pay such taxes and expenses incurred by Lender in connection therewith. Borrower may contest any determination that any such taxes are due, but shall pay any such taxes (including penalties and interest) when legally required. The indemnity obligations contained in this Section shall survive repayment of the Loan.

10.8. Assignments and Participations. Lender may, at any time or times and without Borrower’s consent, make a Loan Transfer, grant any Participation or sell and assign the Loan and the Loan Documents in connection with a Securitization. Upon any Loan Transfer, the transferor shall be released from any obligations hereunder as to the interest transferred. Payments made to the party last designated as the holder of Note A and Note B shall be deemed valid until Borrower’s receipt of notice of transfer of the Notes.

10.9. Cooperation. Borrower shall, and shall cause each of the other Borrower Parties to, cooperate with Lender in connection with servicing the Loan, any Loan Transfer, Participation or Securitization.

10.10. Disclosure of Information. Lender shall have the right to make available to any party for the purpose of any Loan Transfer, Participation, Securitization or any other financing created or obtained in connection with the Loan (including any prospective purchaser, any Rating Agency, any Governmental Authority and any prospective bidder at any foreclosure sale of the Property) any and all information that Lender may have with respect to the Property, or any Borrower Party, whether provided by Borrower, any Guarantor or any third party or obtained as a result of any environmental assessments.

10.11. Notices. Each Notice shall be in writing and shall be (a) delivered in person, in which event such Notice shall be deemed delivered when delivery (or refusal of receipt) is actually made, (b) sent by facsimile, in which event such Notice shall be deemed delivered on the date of transmission provided that the sender obtains electronic confirmation of receipt; or (c) sent by a nationally recognized overnight courier for next Business Day delivery, in which event such Notice shall be deemed delivered on the first Business Day after delivery to, and acceptance for delivery by, the courier. Each Notice shall be addressed to the party for whom such Notice is intended, with a copy to its attorney, at their respective addresses indicated in Section 1.1 of this Agreement and if sent by facsimile such Notices shall be sent to the facsimile number set forth in Section 1.1. Either party may change its address or facsimile number by giving Notice to the other in accordance with the foregoing notice provision.

10.12. No Waiver; Rights and Remedies Cumulative. No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law. No notice to or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

10.13. Inurement. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns, provided that no assignment by Borrower shall be effective, except as provided herein.

10.14. Form of Documents. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

10.15. Time is of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

10.16. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. This Agreement supersedes any other agreement, oral or written, made by Lender with or for the benefit of Borrower.

10.17. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TERMS OF THE LOAN EVIDENCED HEREBY AND THEREBY WERE EACH NEGOTIATED IN THE STATE OF ILLINOIS, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THEREFORE, THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITH, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW PRINCIPLES); PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE WHERE THE LAND IS LOCATED SHALL APPLY TO THE CREATION, PERFECTION AND ENFORCEMENT OF ANY LIENS, SECURITY INTERESTS AND ENCUMBRANCES GRANTED OR CREATED BY THE MORTGAGE ON REAL PROPERTY LOCATED IN THE STATE WHERE THE LAND IS LOCATED, AND THE MANAGEMENT, OPERATION, DISPOSITION AND REALIZATION OF THE SECURITY PROVIDED THEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE LAWS OF THE STATE OF ILLINOIS SHALL APPLY TO ALL MATTERS RELATING TO THE CHARGING AND COLLECTION OF INTEREST AND FEES UNDER THE LOAN DOCUMENTS.

10.18. Captions. The captions and headings of various Articles and Sections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof. References to any Section or Sections shall be deemed to refer to Sections of this Agreement unless otherwise indicated.

10.19. Modification, Waiver. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

10.20. Counterparts. This Agreement may be signed in multiple counterparts, each of which constitute an original and, taken together, shall constitute a single agreement.

10.21. Partial Invalidity; Severability. If any of the provisions of this Agreement or the other Loan Documents, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the other Loan Documents, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and to this end, the provisions of this Agreement and all the other Loan Documents are declared to be severable. All covenants and agreements of Borrower and Guarantors shall be joint and several.

10.22. Definitions Include Amendments. Definitions contained in this Agreement and the Appendix which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

10.23. Waiver of Damages. In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

10.24. Claims Against Lender. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a Notice specifically setting forth the claim of Borrower shall have been delivered to Lender within 30 days after Borrower first had Knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.

10.25. Set-Offs. After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender or its Affiliates, and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.

10.26. Relationship. The relationship between Lender and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other party.

10.27. Agents. In exercising any rights under the Loan Documents or taking any actions provided for therein, Lender may act through its employees, agents or independent contractors as authorized by Lender.

10.28. Waiver of Marshaling of Assets. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshaling of the assets of Borrower, Guarantors, and others with interests in Borrower and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any of the Collateral for the collection of the related debt without any prior or different resort for collection, or the right of Lender to the payment o the related debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Mortgage, any equitable right otherwise available to Borrower which would require the separate sale of portions of the Property.

10.29. Conflict. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control, subject, nevertheless to the provisions of the Mortgage providing for enforcement of the applicable lien laws under the law of the State where the Property is located.

10.30. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transaction contemplated by this Agreement, except for the Broker. Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by the Broker or any other financial advisors, brokers, placement agents or finders that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.30 shall survive the expiration and termination of this Agreement and the repayment o the Indebtedness.

10.31. No Third Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and Borrower, and not other person or entity shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and not other person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

10.32. Waiver of Jury Trial. BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR BASED UPON, OR ARISING OUT OF, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER ACKNOWLEDGES THAT NEITHER LENDER NOR ANY PERSON ACTING ON BEHALF OF LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER AND LENDER EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THE LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.

10.33. Consent To Jurisdiction. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DUPAGE, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

10.34. Definitional Provisions. All terms defined in Schedule 1.2 attached to and made a part of this Agreement or defined elsewhere in this Agreement shall, unless otherwise defined therein, have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement. The word “include(s)” when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

10.35. Interpretation. With respect to all Loan Documents, whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The word “Obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations, as well as all obligations to perform acts or satisfy conditions. No listing of specific instances, items or matters in any way limits the scope or generality of any language in the Loan Documents. This Agreement and all of the other Loan Documents shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. Unless otherwise specified, any matter requiring Lender’s consent or approval shall be interpreted as requiring Lender’s consent or approval in the exercise of its sole and absolute discretion, and any such consent or approval shall be in writing, unless otherwise specifically indicated.

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IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed as of the day and year first above written.

BORROWER:

RENFRO PROPERTIES LLC, a California limited liability company

By: /s/ Kevin A. Shields
Name: Kevin A. Shields Title: Sole Member

LENDER:

INLAND BANK & TRUST

By: /s/ Jocelyn Urban
Name: Jocelyn Urban Title: Vice President